Exhibit 4.2
Execution Version
138646562.2

    AMENDMENT NO. 1, dated as of January 9, 2024 (the “Amendment”), to the Amended and Restated Deposit Agreement, dated as of October 19, 2015, (as previously amended, the “Deposit Agreement”, among MESOBLAST LIMITED and its successors (the “Company”), JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (in such capacity, the “Depositary”), and all holders from time to time of American Depositary Receipts (“ADRs”) issued thereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to paragraph (16) of the form of ADR set forth in Exhibit A of the Deposit Agreement, and incorporated by reference therein, the Company and the Depositary desire to amend the terms of the Deposit Agreement and the ADRs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.    Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II
AMENDMENTS TO DEPOSIT AGREEMENT AND ADRS

SECTION 2.01.     All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of and effective from and after the Effective Time (as defined below), refer to the Deposit Agreement as further amended by this Amendment.

SECTION 2.02.    The address of the Depositary set forth in Section 16(a) of the Deposit Agreement is deleted and replaced with the following:

“(a)    JPMorgan Chase Bank, N.A.
    383 Madison Avenue, Floor 11
    New York, New York, 10179
    Attention: Depositary Receipts Group
    Fax: (302) 220-4591”

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SECTION 2.03.     Each ADS shall represent ten (10) Shares (the “ADR Ratio Change”) effective as of the open of trading of the ADSs on the Nasdaq Global Select Market on January 10, 2024 (U.S. Eastern Time) (the “Effective Time”).

SECTION 2.04.     The title and first two paragraphs of Paragraph (2) on page A-2 contained in the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs is replaced in its entirety immediately prior to the third and final paragraph of Paragraph (1) that is to remain in the form of ADR:

    “(1) Issuance of ADSs. This ADR is one of the ADRs issued under the Deposit Agreement. Subject to the other provisions hereof, the Depositary may so issue ADRs for delivery at the Transfer Office (as hereinafter defined) only against deposit of: (i) Shares in a form satisfactory to the Custodian; or (ii) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions. At the request, risk and expense of the person depositing Shares or rights to receive Shares, the Depositary may accept such Shares and/or deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office. Shares or evidence of rights to receive Shares may be deposited through (x) electronic transfer of such Shares to the account maintained by the Custodian for such purpose at any electronic clearing system or centralized securities depository applicable for the Shares, (y) evidence satisfactory to the Custodian of irrevocable instructions to cause such Shares to be transferred to such account or (z) delivery of the certificates representing such Shares. If use of any book entry system at any electronic clearing system or centralized securities depository applicable for the Shares is discontinued at any time for any reason, the Company shall make other book-entry arrangements (if any) that it determines, after consultation with the Depositary, are reasonable.

    In its capacity as Depositary, the Depositary shall not lend Shares or ADSs.”

SECTION 2.05.    Paragraph (7) contained in the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs is replaced in its entirety with the following:

"(7) Charges of Depositary.

    (a) Rights of the Depositary. The Depositary may charge, and collect from, (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of Shares, issuances in

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respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10) (Distributions on Deposited Securities)), issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the Deposited Securities, and (ii) each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason, a fee of up to U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a Share Distribution or elective distribution is made or offered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge.

    (b)    Additional Fees, Charges and Expenses by the Depositary. The following additional fees, charges and expenses shall also be incurred by the Holders, the Beneficial Owners, by any party depositing or withdrawing Shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to paragraph (10) (Distributions on Deposited Securities)), whichever is applicable:

        (i)    a fee of up to U.S.$0.05 per ADS held for any Cash distribution made, or for any elective cash/stock dividend offered, pursuant to the Deposit Agreement,

        (ii)    a fee of up to U.S.$0.05 per ADS held for the direct or indirect distribution of securities (other than ADSs or rights to purchase additional ADSs pursuant to paragraph (10) hereof) or the net cash proceeds from the public or private sale of any such securities, regardless of whether any such distribution and/or sale is made by, for, or received from, or (in each case) on behalf of, the Depositary, the Company and/or any third party (which fee may be assessed against Holders as of a record date set by the Depositary),

        (iii)    an aggregate fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or

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record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and

        (iv)    an amount for the reimbursement of such charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian, as well as charges and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which charges and expenses may be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge or expense from one or more cash dividends or other cash distributions).

    (c)    Other Obligations, Fees, Charges and Expenses. The Company will pay all other fees, charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except:

        (i)    stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares);

        (ii)    a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the "Disclosures" page (or successor page) of www.adr.com (as updated by the Depositary from time to time, "ADR.com") and any applicable delivery expenses (which are payable by such persons or Holders); and

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        (iii)    transfer or registration expenses for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities).

    (d)    Foreign Exchange Related Matters. To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the "Bank") and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars ("FX Transactions"). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third-party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

    The foreign exchange rate applied to an FX Transaction will be either (i) a published benchmark rate, or (ii) a rate determined by a third-party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the "Disclosures" page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Company, the Depositary, Holders or Beneficial Owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

    Notwithstanding the foregoing, to the extent the Company provides U.S. dollars to the Depositary, neither the Bank nor any of its

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affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from the Company. Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. The Company, Holders and Beneficial Owners each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.

    (e)    The right of the Depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. Upon the resignation or removal of the Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

    (f)    Disclosure of Potential Depositary Payments. The Depositary anticipates reimbursing the Company for certain expenses incurred by the Company that are related to the establishment and maintenance of the ADR program upon such terms and conditions as the Company and the Depositary may agree from time to time. The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

    (g)    The Depositary may agree to reduce or waive certain fees, charges and expenses provided herein and in the Deposit Agreement, including, without limitation, those described in this paragraph (7) that would normally be charged on ADSs issued to or at the direction of, or otherwise held by, the Company and/or certain Holders and Beneficial Owners and holders and beneficial owners of Shares of the Company."

SECTION 2.06.    The last sentence of the “[FORM OF FACE OF ADR]” immediately following the signature block of the Depositary contained in the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs is deleted and replaced with the following sentence:

    “The Depositary's office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.”

SECTION 2.07.    The "Table of Contents" of the Deposit Agreement and all references to the applicable paragraph headings contained in the

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Deposit Agreement and the form of ADR attached as Exhibit A to the Deposit Agreement are updated and amended to reflect the amendments set forth in this Article II and the page references included in the "Table of Contents" of the Deposit Agreement are updated and amended to reflect the same.

SECTION 2.08.    The form of ADR attached as Exhibit A to the Deposit Agreement and all ADRs issued prior to or subsequent to the Effective Time hereof (including, without limitation, the terms of each ADS issued prior to or subsequent to the Effective Time) are amended and restated to reflect the amendments set forth in this Article II and read as set forth in Exhibit A attached hereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.01.    Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary, that:

(a) This Amendment, when executed and delivered by the Company, will be duly and validly authorized, executed and delivered by the Company, and it and the Deposit Agreement as amended hereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment and the Deposit Agreement as amended hereby, neither of such agreements need to be filed or recorded with any court or other authority in Australia, nor does any stamp or similar tax or governmental charge need to be paid in Australia on or in respect of such agreements and documents.

ARTICLE IV
MISCELLANEOUS

    SECTION 4.01.    Effective Time. The ADR Ratio Change and this Amendment shall be effective as of the Effective Time, as of the date set forth above, provided that any amendment contained herein (other than the ADR Ratio Change which shall be effective as of the Effective Time) that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. After the Effective Time, each Holder and beneficial owner shall, in

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all respect be deemed, by continuing to hold ADSs, to have consented and agreed to this Amendment and to be subject to and bound by all of the terms and conditions of the Deposit Agreement, as amended by this Amendment.

    SECTION 4.02.    Ratification; Rights and Obligations; Conflicts. By executing this Amendment, the parties hereto ratify and confirm the terms of the Deposit Agreement, as modified by the terms of this Amendment. Other than set forth herein, nothing in this Amendment shall affect any of the respective rights and obligations of any of the parties hereto under the Deposit Agreement. If there shall be any conflict in the terms and conditions of the Deposit Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall control and be binding.

    SECTION 4.03.    Outstanding ADRs. As of the Effective Time, ADRs issued prior to or subsequent to the Effective Time (including, without limitation, the terms of each ADS issued prior to or subsequent to the Effective Time), which do not reflect the amendments and changes to the form of ADR effected hereby, are hereby deemed amended to reflect such changes to the form of ADR effected hereto and to conform to the form of ADR set forth in Exhibit A attached hereto, and do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement.

    SECTION 4.04.    Indemnification and Exoneration. The indemnification provisions contained in Section 15 of the Deposit Agreement and the exoneration provisions contained in paragraph (14) of the form of ADR attached as Exhibit A to the Deposit Agreement are each incorporated herein by this reference and are deemed to be a part hereof and applicable hereto as if directly set forth herein, and such provisions shall apply to any and all losses, liabilities, expenses and/or damages the Depositary and/or Custodian incur or suffer in connection with, as a result or by reason of, the terms of this Amendment and the transactions contemplated herein.

    SECTION 4.05.    Governing Law. This This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof.

    SECTION 4.06.    Incorporation by Reference. The provisions of Sections 16 through 18 of the Deposit Agreement are each incorporated herein by this reference and are deemed to be a part hereof and applicable hereto as if directly set forth herein.

    SECTION 4.07.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other electronic transmission

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(including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

[Signature page follows.]

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IN WITNESS WHEREOF, MESOBLAST LIMITED and JPMORGAN CHASE BANK, N.A. have duly executed this Amendment No. 1 to Amended and Restated Deposit Agreement as of the day and year first above set forth and all holders of ADRs shall become parties hereto.

MESOBLAST LIMITED

By:    _______________________________
    Name:
    Title:

JPMORGAN CHASE BANK, N.A.

By:    _______________________________
    Name:                                                     Title:

[Signature Page to Amendment No. 1 to Amended and Restated Deposit Agreement.]